The UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2013

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA		94583
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On February 19, 2013, Giga-tronics Incorporated (the “Company”) entered into a Securities Purchase Agreement pursuant to which it agreed to sell 3,424.65 shares of its proposed newly designated Series C Convertible Voting Perpetual Preferred Stock to Alara Capital AVI II, LLC, a Delaware limited liability company (the “Investor”), an investment vehicle sponsored by Active Value Investors, LLC , for aggregate consideration of $500,000, which is approximately $146.00 per share of Series C Preferred Stock. Each of Active Value Investors, LLC and the Investor has a business address at Parkview Tower, 1150 First Avenue, Suite 600, King of Prussia, PA 19406. The completion of the sale is subject to customary closing conditions.

Each share of Series C Preferred Stock is initially convertible at the option of the holder into 100 shares of the Company’s common stock. The conversion ratio is subject to adjustments for stock splits, stock dividends, recapitalizations and similar transactions. If all shares of Series C Preferred Stock were immediately converted, holders of such shares would acquire 342,465 shares of common stock of the Company, or approximately 5.4% of the number of shares of the Company’s common stock currently outstanding. Each share of Series C Preferred Stock has a liquidation preference of $146.000321. If the Company pays a dividend on its common stock prior to January 1, 2014 or on or after January 1, 2014, it would be required to pay a dividend on the Series C Preferred Stock equal to 110% or 100%, respectively, of the cash dividend that would be payable on the number of shares of common stock into which each share of Series C Preferred Stock is then convertible. The Series C Preferred Stock generally votes together with the common stock and the Series B Preferred Stock on an as-converted to common stock basis, on each matter submitted to the vote or approval of the holders of common stock, and would vote as a separate class with respect to certain actions that adversely affect the rights of the Series C Preferred Stock and on other matters as required by law.

As previously disclosed, in November 2011, the Company, in exchange for approximately $2.2 million in cash, sold to the Investor 9,997 shares of its Series B Convertible Voting Perpetual Preferred Stock and a warrant to purchase 848,684 shares of the Company’s common stock at the price of $3.30 per share (the “Warrant”). The Warrant became exercisable in full following the approval by the Company’s shareholders on February 7, 2012. In the Securities Purchase Agreement signed on February 19, 2013, the Company and the Investor agreed to terminate the Investor’s right to acquire 342,465 shares of the 848,684 shares underlying the Warrant, subject to the closing of the sale of the Series C shares. As a result, the Warrant as reissued (the “Amended Warrant”) would represent the right to acquire 506,219 shares of the Company’s common stock at the price of $3.30 per share. The Amended Warrant will expire on August 7, 2014, if and to the extent not exercised earlier.

The Investor currently beneficially owns approximately 26.9% of the Company’s common stock. Because the number of shares that the Investor will be entitled to purchase upon exercise of the Amended Warrant will be decreased by the same number of shares of common stock into which the purchase Series C shares are initially convertible, the aggregate number of shares of the Company’s common stock beneficially owned by the Investor will not change as a result of this transaction.

In accordance with the terms of the Securities Purchase Agreement, the Company and Investor will enter into an Investor Rights Agreement upon the closing of the sale of the Series C Preferred Stock. In the Investor Rights Agreement, the Company will agree to file certain registration statements for the resale of common stock of the Company that the Investor may acquire upon conversion of the Series C Preferred Stock.

The foregoing discussion is qualified in its entirety by reference to the Securities Purchase Agreement dated as of February 19, 2013 filed as Exhibit 10.1 to this Current Report on Form 8-K, including the exbibits attached thereto and the Certificate of Determination filed as Exhibit 3.1 to this Current Report on Form 8-K.

On February 20, 2013, the Company issued a press release announcing the signing of the Securities Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 with this report.

Item 3.02     Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the Company’s planned sale of unregistered sale of securities. The Company will sell the shares of Series C Preferred Stock in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933. The Company intends to use the proceeds of the sale for working capital purposes.

Item 3.03     Material Modification to Rights of Security Holders.

In connection with the transaction described in Item 1.01, on February 19, 2013, the Company filed with the California Secretary of State a Certificate of Determination for the Series C Preferred Stock. Under the Certificate of Determination for the Series C Preferred Stock, the Company’s ability to declare or pay dividends or distributions or to repurchase its common or capital stock or other equity securities would be subject to restrictions in the event that the Company fails to declare and pay the required dividends on the Series C Preferred Stock. Upon a liquidation or winding up of the Company, the holders of the Series C Preferred Stock would be entitled to a liquidation preference equal to approximately $146.00 per share in preference to the holders of common stock.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the transaction described in Item 1.01, on February 19, 2013, the Company filed with the California Secretary of State a Certificate of Determination designating 3,500 shares of preferred stock as Series C Convertible Voting Perpetual Preferred Stock.

Item 9.01     Financial Statements and Exhibits.

Reference is made to the exhibits listed in the Exhibit Index included with this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2013	GIGA-TRONICS INCORPORATED
By: /s/ John R. Regazzi President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

3.1	Certificate of Determination for Series C Convertible Voting Perpetual Preferred Stock

10.1	Securities Purchase Agreement dated February 19, 2013, between the Company and Alara Capital AVI II, LLC

99.1	Press release issued by the Company on February 20, 2013.

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